Exhibit 99.1

Arogo Capital Acquisition Corp. Announces Binding Letter of Intent with Bangkok Tellink Co., Ltd, a Provider of Innovative Telecommunications and IoT Solutions, in Connection with a Proposed Business Combination Transaction

Miami, FL and Bangkok, Thailand – 10 December 2024 – Arogo Capital Acquisition Corp. (“Arogo Capital”) (OTC: AOGO) today announced that it has signed a binding letter of intent (“LOI”) with Bangkok Tellink Co., Ltd (“Bangkok Tellink”), an emerging leader in advanced telecommunications, mobile network technology, and Internet of Things (IoT) solutions. The LOI sets forth the preliminary terms and conditions for a potential business combination that would be expected to result in Bangkok Tellink becoming a publicly traded company in the United States.

Bangkok Tellink at a Glance

Established on January 24, 2019, Bangkok Tellink specializes in comprehensive mobile phone signal systems across multiple frequencies (700MHz, 850MHz, 2100MHz, 2300MHz, and 26GHz). Operating under its ‘INFINITE’ brand, the company provides a range of services including Smart Solutions, IoT Sim Cards, E-sim, SMPP (virtual SMS), SIP trunk (voice virtual number), and software development. Through its offerings, Bangkok Tellink seeks to deliver integrated telecommunications solutions with a goal of enhancing both professional and personal lives of its customers.

Bangkok Tellink’s commitment to innovation, efficient operations, and strategic growth positions it as a versatile technology provider, poised to meet evolving connectivity demands and contribute to sustainable development.

Strategic Rationale

The material terms of a definitive business combination agreement are subject to ongoing negotiations, but if agreement is reached and the proposed business combination is completed, it is anticipated to grant Bangkok Tellink enhanced access to U.S. capital markets. Bangkok Tellink believes that this proposed business combination could accelerate the rollout of its next-generation telecommunication technologies, foster broader geographic expansion, and provide increased financial flexibility to advance research and development efforts.

Management Commentary

“We believe that Bangkok Tellink has demonstrated an impressive ability to innovate and deliver exceptional telecommunications and IoT solutions,” said Suradech Taweesaengsakulthai, Chief Executive Officer of Arogo Capital. “The signing of this binding LOI marks an important first step in exploring a potential business combination, and we look forward to conducting further due diligence and negotiating definitive terms. We believe that Bangkok Tellink’s vision, coupled with Arogo’s strategic support, could create substantial long-term value for the proposed combined company’s shareholders and customers worldwide.”

“We are excited to work with Arogo Capital and move forward with negotiation of a potential business combination,” said Nusttanakit Sasianon, Founder and Chief Executive Officer of Bangkok Tellink. “Our mission is to uplift lives through cutting-edge connectivity and innovative solutions. We believe that partnering with Arogo could provide us with an opportunity to broaden our horizons, enhance our product and service offerings, and accelerate growth. We are committed to making this potential milestone a reality and continuing to build on our progress.”

Next Steps

There is no assurance that the parties will enter into a definitive agreement or ultimately consummate the proposed transaction. If and when a definitive business combination agreement is executed, further details will be provided.

About Arogo Capital Acquisition Corp.

Arogo Capital Acquisition Corp. is a blank check company. Arogo aims to acquire one and more businesses and assets, via a merger, capital stock exchange, asset acquisition, stock purchase, and reorganization. For more information, visit www.arogocapital.com.

About Bangkok Tellink Co., Ltd

Bangkok Tellink Co., Ltd, established in 2019, is at the forefront of Thailand’s telecommunications industry. By offering mobile network infrastructure, IoT devices, E-sim services, and software development, Bangkok Tellink provides integrated solutions that foster connectivity and productivity. Bangkok Tellink invests in innovation, operational efficiency, and sustainability to position itself as a prominent telecommunications and technology leader.

Additional Information and Where to Find It

For additional information regarding the LOI and the proposed business combination, see Arogo Capital’s Current Report on Form 8-K, which was filed with the U.S. Securities and Exchange Commission (“SEC”) concurrently with the issuance of this press release. In connection with the proposed business combination, Arogo Capital intends to file with the SEC a Current Report on Form 8-K if and when the business combination agreement is executed, and subsequently to prepare and file a registration statement on Form S-4 (or Form F-4, as applicable, the “Registration Statement”), and after the Registration Statement is declared effective by the SEC, Arogo Capital intends to mail a definitive proxy statement/prospectus relating to the proposed transaction to its stockholders. This press release does not contain all the information that should be considered concerning the proposed business combination and is not intended to form the basis of any investment decision or any other decision in respect of the proposed business combination. Arogo Capital’s stockholders and other interested persons are advised to read, when available, the preliminary proxy statement/prospectus and the amendments thereto and the definitive proxy statement/prospectus and other documents filed in connection with the proposed business combination with the SEC by Arogo Capital, as these materials will contain important information about Arogo Capital and Bangkok Tellink, and the proposed business combination. When available, the definitive proxy statement/prospectus and other relevant materials for the proposed business combination will be mailed to stockholders of Arogo Capital as of a record date to be established for voting on the proposed business combination. Such stockholders will also be able to obtain copies of the preliminary proxy statement/prospectus, the definitive proxy statement/prospectus and other documents filed with the SEC, without charge, once available, at the SEC’s website at www.sec.gov, or by directing a request to Arogo Capital Acquisition Corporation, 848 Brickell Ave, Penthouse 5, Miami, FL 33131.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the U.S. Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), that are based on beliefs and assumptions and on information currently available to Arogo Capital and Bangkok Tellink. In some cases, you can identify forward-looking statements by the following words: “may,” “will,” “could,” “would,” “should,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue,” “ongoing,” “target,” “seek” or the negative or plural of these words, or other similar expressions that are predictions or indicate future events or prospects, although not all forward-looking statements contain these words. Any statements that refer to expectations, projections or other characterizations of future events or circumstances, including that the parties will enter into a definitive business combination agreement or will subsequently consummate the proposed business combination, projections of market opportunity and market share, the capability of Bangkok Tellink’s business plans including its plans to expand, the sources and uses of cash from the proposed business combination, the anticipated enterprise value of the combined company following the consummation of the business combination, any perceived benefits of Bangkok Tellink’s partnerships, strategies or plans as they relate to the proposed business combination, anticipated benefits of the business combination, and expectations related to the terms and timing of the business combination are also forward-looking statements. These statements involve risks, uncertainties and other factors that may cause actual results, levels of activity, performance or achievements to be materially different from those expressed or implied by these forward-looking statements. Although the management team of each of Arogo Capital and Bangkok Tellink believes that it has a reasonable basis for each forward-looking statement contained in this press release, each of Arogo Capital and Bangkok Tellink cautions you that these statements are based on assumptions made as of the date hereof and are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. Factors that may cause actual results to differ materially from current expectations include, but are not limited to: the ability to complete the proposed business combination due to the failure to obtain approval from Arogo Capital’s stockholders or satisfy other closing conditions in any future business combination agreement, the receipt of regulatory approvals, the occurrence of any event that could give rise to the termination of a future business combination agreement, the ability to recognize the anticipated benefits of the business combination, the amount of redemption requests made by Arogo Capital’s public stockholders, costs related to the proposed business combination, the risk that the business combination disrupts current plans and operations as a result of the announcement and consummation of the proposed business combination, the outcome of any potential litigation, government or regulatory proceedings and other risks and uncertainties, including those included under the heading “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” in Arogo Capital’s Annual Report on Form 10-K for the year ended December 31, 2023 and subsequent Forms 10-Q, in the proxy statement/prospectus relating to the proposed business combination to be filed with the SEC, and in any subsequent filings with the SEC, including the definitive proxy statement relating to the proposed business combination and other filings made by Arogo Capital with the SEC from time to time. There may be additional risks that neither Arogo Capital or Bangkok Tellink presently know or that Arogo Capital and Bangkok Tellink currently believe are immaterial that could also cause actual results to differ from those contained in the forward-looking statements. Nothing contained herein should be regarded as a representation by any person that the forward-looking statements set forth herein will be achieved or that any of the contemplated results of such forward-looking statements will be achieved. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. Neither Arogo Capital nor Bangkok Tellink undertakes any duty, and each of Arogo Capital and Bangkok Tellink express disclaim any obligations, to update or alter any projections or forward-looking statements, whether as a result of new information, future events or otherwise.

No Offer or Solicitation

This press release shall not constitute a proxy statement or solicitation of a proxy, consent or authorization with respect to any securities or in respect of the proposed business combination and does not constitute an offer to sell or a solicitation of an offer to buy any securities of Arogo Capital or Bangkok Tellink, nor shall there be any sale of any such securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of the Securities Act.

Participants in Solicitation

Arogo Capital and Bangkok Tellink, and their respective directors, executive officers, other members of management, and employees, under SEC rules, may be deemed to be participants in the solicitation of proxies of Arogo Capital’s stockholders in connection with the proposed business combination. Information regarding the persons who may, under SEC rules, be deemed participants in the solicitation of Arogo Capital’s stockholders in connection with the proposed business combination will be set forth in the Registration Statement, of which the proxy statement/prospectus forms a part, when it is filed with the SEC.

Contacts:

For Arogo Capital Acquisition Corp.:

Nisachon Rattanamee

nisachon@arogocapital.com

For Bangkok Tellink Company Limited:

Daniel Fong
daniel@s1winconsultant.com

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